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                                                                  EXHIBIT 99.F-2

                      Letterhead of Pillsbury Winthrop LLP

                               January 23, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

    Re:  PNM Resources, Inc. and Public Service Company of New
         Mexico: Acquisition of Securities of an Electric Utility
         Company, File 070-___

Dear Sir or Madam:

    We have acted as counsel to PNM Resources, Inc., a New Mexico corporation ("PNM Resources"), and Public Service Company of New Mexico, a New Mexico corporation ("PNM"; together with PNM Resources, the "Applicants"), with respect to the application (the "Application") on Form U-1 to the Securities and Exchange Commission (the "Commission") in File No. 070-___. We are furnishing this opinion to you in connection with the Application and consent to its use as an exhibit to the Application.

    DCC Project Finance Two, Inc., a Delaware corporation ("DCC Project Finance") and wholly owned subsidiary of Dana Commercial Credit Corporation, a Delaware corporation ("DCCC"), has a 60% ownership interest in the Eastern Interconnection Project (the "EIP"). PNM leases DCC Project Finance's 60% interest in the EIP in a leveraged lease transaction. In the Application, the Applicants seek authority under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), to purchase 100% of the issued and outstanding stock of DCC Project Finance.

    We are familiar with the nature and character of the transaction proposed in the Application. We are members of the bar of the State of New York. We are not members of the bar of the State of Delaware or the State of New Mexico and do not hold ourselves out as an expert in the laws of the State of New Mexico or the laws generally of the State of Delaware. Our opinion is limited to Delaware General Corporation Law and the federal law of the United States of America, in each case as in effect on the date hereof.

    In connection with this opinion, we have examined or caused to be examined the Application and the various exhibits thereto, the minutes of various meetings of the Board of Directors of DCC Project Finance, applicable state law, the articles of incorporation and bylaws of DCC Project Finance and such other documents as we deemed necessary for the purpose of this opinion. We assume the accuracy and completeness of the corporate books and records of DCC Project Finance, including minutes of various meetings of the Board of Directors of DCC Project Finance. We assume that the Boards of Directors of DCCC and DCC Project Finance and the officers and other representatives of DCCC and DCC Project Finance will take all future

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corporate action necessary to authorize and implement the transaction proposed in the Application. We also assume that the Commission will issue a valid order under the 1935 Act authorizing the transaction proposed in the Application.

    Based upon the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, we are of the opinion that, in the event the transaction proposed in the Application is consummated in accordance with the Application:

        (a) the Delaware General Corporation Law as applicable to the proposed transaction will have been complied with;

        (b)  DCC Project Finance is validly organized and duly existing; and

        (c) the Subject Stock will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto as set forth in the certificate of incorporation of DCC Project Finance and in the Delaware General Corporation Law.


                                       Very truly yours,

                                       /s/ Pillsbury Winthrop LLP



















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